Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-13509, No. 333-13511, No. 333-13599, No. 333-100263, No. 333-136984, 333-184334, 333-184335, and 333-184336) of Universal Stainless & Alloy Products, Inc. of our report dated March 4, 2014, relating to the consolidated financial statements of Universal Stainless & Alloy Products, Inc. as of December 31, 2013 and 2012 and for each of the years in the three-year period ended December 31, 2013 and consolidated financial statement schedule listed in Item 15(2) and the effectiveness of internal control over financial reporting as of December 31, 2013, which appears in this Form 10-K.

/s/ Schneider Downs & Co., Inc.
Schneider Downs & Co., Inc.
Pittsburgh, Pennsylvania
March 4, 2014